Exhibit (s)
POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kenneth Meister, Ryan Cahill, Scott Zimmerman and Melanie Lorenzo, each an officer of Evanston Alternative Opportunities Fund (the “Fund”), and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign the Registration Statement on Form N-2, relating to the proposed establishment of the Fund, and any amendments to the Registration Statement, including pre- and post-effective amendments, and to sign any and all documents to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940; and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC by means of the SEC’s electronic disclosure system known as EDGAR, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURES	OFFICE WITH THE FUND	DATE

/s/ Robert Moyer
Robert Moyer	Trustee	May 29, 2020

/s/ William Adams IV
William Adams IV	Trustee	May 29, 2020

/s/ Ingrid Stafford
Ingrid Stafford	Trustee	May 29, 2020

/s/ Kenneth A. Meister	Trustee, President and
Kenneth A. Meister	Principal Executive Officer	May 29, 2020

/s/ Ryan Cahill	Treasurer and Principal Financial
Ryan Cahill	Officer	May 29, 2020